UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2020

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Adams Drive Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 641-2100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	XENT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Facility Agreement and Convertible Notes

On May 11, 2020, Intersect ENT, Inc., a Delaware corporation (the “Company”), entered into a Facility Agreement (the “Facility Agreement”) by and among the Company, as borrower, certain of the Company’s subsidiaries from time to time party thereto as guarantors and Deerfield Partners, L.P. (“Deerfield”), as agent for itself and the lenders, providing for the issuance and sale by the Company to Deerfield of $65.0 million of principal amount of 4.0% unsecured senior convertible notes (the “Convertible Notes”) upon the terms and conditions set forth in the Facility Agreement (the “Deerfield Financing”). The Convertible Notes will mature on May 9, 2025, unless earlier converted or redeemed, and are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $15.54, representing an approximately 15% premium over the Company’s closing stock price of $13.49 per share on May 8, 2020. The Convertible Notes are expected to be sold today in a private placement to Deerfield pursuant to an exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company estimates that the net proceeds from the sale of the Convertible Notes were approximately $62.5 million after deducting the estimated expenses payable by the Company. The Company plans to use the proceeds from the Convertible Notes for commercial activities as well as general corporate purposes.

The Convertible Notes bear interest at 4.0% per annum, payable quarterly in arrears on July 1, October 1, January 1 and April 1 of each year, commencing July 1, 2020. The Convertible Notes are convertible at any time at the option of the holders thereof; provided that Deerfield is prohibited from converting the Convertible Notes into shares of Common Stock if, as a result of such conversion, the converting holder (together with certain affiliates and “group” members) would beneficially own more than 4.985% of the total number of shares of Common Stock then issued and outstanding (the “Beneficial Ownership Cap”). Pursuant to the Convertible Notes, the holders of the Convertible Notes have the option to demand repayment of all outstanding principal, any unpaid interest accrued thereon, and make-whole interest in connection with a Major Transaction (as defined in the Convertible Notes), which shall include, among others, any acquisition or other change of control of the Company; the sale or transfer of assets of the Company equal to more than 50% of the Enterprise Value (as defined in the Convertible Notes) of the Company; a liquidation, bankruptcy or other dissolution of the Company; or if at any time shares of the Company’s Common Stock are not listed on an Eligible Market (as defined in the Convertible Notes). The Facility Agreement contains certain specified events of default, the occurrence of which would entitle the holders of the Convertible Notes to immediately demand repayment of all outstanding principal and accrued interest on the Convertible Notes, together with a make-whole payment as determined pursuant to the Facility Agreement. Such events of default include, among others, failure to make any payment under the Convertible Notes when due, failure to observe or perform any covenant under the Facility Agreement or the other transaction documents related thereto (subject in certain cases to specified cure periods), the failure of the Company to be able to pay debts as they come due, the commencement of bankruptcy or insolvency proceedings against the Company, a material judgment levied against the Company and a material default by the Company under other indebtedness.

On or after the date that is the second anniversary of the issuance date, the Company may redeem up to $32.5 million of principal amount of Convertible Notes if (1) the volume weighted average price of the Common Stock on each of any twenty (20) trading days during a period of thirty (30) consecutive trading days ending on the date which an optional redemption notice is delivered, (2) the volume weighted average price of the Common Stock on the last trading day of such period and (3) the closing price of the Common Stock on the last trading day of such period, in each case, are greater than 150% of the conversion price. On or after the date that is the third anniversary of the issuance date, the Company may redeem up to the entire $65.0 million original principal amount of Convertible Notes if (1) the volume weighted average price of the Common Stock on each of any twenty (20) trading days during a period of thirty (30) consecutive trading days ending on the date which an optional redemption notice is delivered, (2) the volume weighted average price of the Common Stock on the last trading day of such period and (3) the closing price of the Common Stock on the last trading day of such period, in each case, are greater than 200% of the conversion price. The Company is obligated to notify the holders of the Convertible Notes no less than ten trading days nor more than sixty calendar days prior to any such redemption. During the period from the date on which the Company delivers an optional redemption notice until the date the optional redemption price is paid to holders, if a holder elects to convert its Convertible Notes, it will receive the shares otherwise issuable upon conversion of the Convertible Notes, plus an additional number of shares determined in accordance with the Convertible Notes. To the extent the holder would be prohibited due to the Beneficial Ownership Cap to convert its Convertible Notes during such period, such holder would be entitled to convert all or any portion of its Convertible Notes into shares of Series DF-1 Preferred Stock of the Company (such conversion, a “Preferred Stock Conversion”). The number of Series DF-1 Preferred Stock issuable upon a Preferred Stock Conversion shall be determined by dividing the number of shares of Common Stock of the Company that it would be entitled to receive from such conversion by 1,000. Upon any conversion of the Convertible Notes in connection with a major transaction, redemption of the Convertible Notes in connection with a major transaction or an optional redemption, holders of the Convertible Notes will also be entitled to a make-whole increase to the conversion rate. Based on the initial conversion price, the maximum number of shares of Common Stock issuable upon conversion of the Convertible Notes is 6,309,459 shares.

The Company is subject to a number of affirmative and restrictive covenants pursuant to the Facility Agreement, including covenants regarding compliance with applicable laws and regulations, maintenance of property, payment of taxes, maintenance of insurance, business combinations, incurrence of additional indebtedness, prepayments of other unsecured indebtedness and transactions with affiliates, among other covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions.

The foregoing description of the Facility Agreement, Convertible Notes and the Deerfield Financing does not purport to be complete and is qualified in its entirety by reference to the Facility Agreement and the Form of Senior Convertible Note, a copy of each of which is filed herewith as Exhibit 10.1 and Exhibit 4.1, respectively, and incorporated herein by reference. The terms of the Series DF-1 Preferred Stock are described in Item 5.03 of this filing. The information included in Item 5.03 under the heading “Certificate of Designation of Preferences, Rights and Limitations of the Series DF-1 Convertible Preferred Stock” is incorporated by reference into this Item 1.01.

Registration Rights Agreement

In connection with the Facility Agreement, on May 11, 2020, the Company and Deerfield entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3, or such other form as required to effect a registration of the Common Stock issued or issuable upon conversion of or pursuant to the Convertible Notes (the “Registrable Securities”), covering the resale of the Registrable Securities and such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of or otherwise pursuant to the Convertible Notes to prevent dilution resulting from certain corporate actions. Such Registration Statement must be filed within 30 calendar days following the date of issuance of the Convertible Notes. In the event the SEC does not permit all of the Registrable Securities to be included in the Registration Statement or if the Registrable Securities are not otherwise included in the Registration Statement filed pursuant to the Registration Rights Agreement, the Company has agreed to file an additional Registration Statement by no later than the Additional Filing Deadline (as defined in the Registration Rights Agreement) covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. The Registration Rights Agreement also provides for piggy-back registration, subject to the terms and conditions of the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition

On May 11, 2020, the Company issued a press release (the “Press Release”) announcing its financial results for the first quarter ended March 31, 2020. A copy of the press release is furnished as an Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above under the heading “Facility Agreement and Convertible Notes” is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 above under the heading “Facility Agreement and Convertible Notes” and in Item 5.03 below under the heading “Certificate of Designation of Preferences, Rights and Limitations of the Series DF-1 Convertible Preferred Stock” is incorporated by reference into this Item 3.02.

Item 3.03	Material Modifications to Rights of Security Holders.

The information included in Item 5.03 below under the heading “Certificate of Designation of Preferences, Rights and Limitations of the Series DF-1 Convertible Preferred Stock” is incorporated by reference into this Item 3.03.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Designation of Preferences, Rights and Limitations of the Series DF-1 Convertible Preferred Stock

In connection with the Facility Agreement, on May 11, 2020, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series DF-1 Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, setting forth the preferences, rights and limitations of the Series DF-1 Preferred Stock. The Certificate of Designation is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Each share of Series DF-1 Preferred Stock is convertible into shares of Common Stock at a rate of 1,000 shares of Common Stock for each share of Series DF-1 Preferred Stock (subject to adjustment to reflect stock splits and similar events). There are an aggregate of 6,309,459 shares of Common Stock issuable upon conversion of the Series DF-1 Preferred Stock (without giving effect to the limitation on conversion described below). The Series DF-1 Preferred Stock is convertible at any time at the option of the Holders, provided that the Holders of Series DF-1 Preferred Stock are prohibited from converting shares of Series DF-1 Preferred Stock into shares of Common Stock if, as a result of such conversion, such Holders (together with certain affiliates and “group” members) would beneficially own more than 4.985% of the total number of shares of Common Stock then issued and outstanding. The Series DF-1 Preferred Stock is not redeemable. In the event of the Company’s liquidation, dissolution or winding up, the Holders will receive an amount equal to $0.001 per share, plus any declared but unpaid dividends, and thereafter will share ratably in any distribution of the Company’s assets with holders of Common Stock on an as-converted basis. With respect to rights upon liquidation, the Series DF-1 Preferred Stock ranks senior to the Common Stock and junior to existing and future indebtedness. Except as otherwise required by law (or with respect to approval of certain actions involving the Company’s organizational documents that adversely affect the Holders of Series DF-1 Preferred Stock), the Series DF-1 Preferred Stock does not have voting rights. The Series DF-1 Preferred Stock is not subject to any price-based anti-dilution protections and does not provide for any accruing dividends, but provides that Holders of Series DF-1 Preferred Stock will participate in any dividends on the Common Stock on an as-converted basis (without giving effect to the limitation on conversion described above). The Certificate of Designation also provides for certain damages in the event that the Company fails to timely convert shares of Series DF-1 Preferred Stock into Common Stock in accordance with the Certificate of Designation.

The foregoing description of the Certificate of Designation and the Series DF-1 Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Intersect ENT, Inc. Certificate of Designation of Preferences, Rights and Limitations of Series DF-1 Convertible Preferred Stock.

4.1	Form of Senior Convertible Note.

10.1	Facility Agreement, dated as of May 11, 2020, by and among Intersect ENT, Inc., certain of Intersect ENT, Inc.’s subsidiaries from time to time party thereto as guarantors and Deerfield Partners, L.P.

10.2	Registration Rights Agreement, dated as of May 11, 2020, by and between Intersect ENT, Inc. and Deerfield Partners, L.P.

99.1	Press Release entitled “Intersect ENT Reports First Quarter 2020 Results” dated May 11, 2020.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.

Dated: May 11, 2020

	By:	David A. Lehman
David A. Lehman
General Counsel and Secretary